Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in the Prospectus constituting a part of  this Registration Statement on Post-Effective Amendment No. 1 to the Form S-1 of our report dated September 13, 2023, relating to the consolidated financial statements of CytoDyn Inc., appearing in CytoDyn Inc.’s Annual Report on Form 10-K for the year ended May 31, 2023. Our report on the consolidated financial statements contains an explanatory paragraph regarding substantial doubt as to CytoDyn Inc.’s ability to continue as a going concern. We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Macias Gini & O’Connell LLP

San Jose, California

October 2, 2023